UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2025

City Office REIT, Inc.

(Exact name of Registrant as Specified in Its Charter)

Maryland	001-36409	98-1141883
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

666 Burrard Street Suite 3210
Vancouver, British Columbia	V6C 2X8
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (604) 806-3366

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock, $0.01 par value	CIO	New York Stock Exchange
6.625% Series A Cumulative Redeemable Preferred Stock, $0.01 par value per share	CIO.PrA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02	Results of Operations and Financial Condition.

On July 31, 2025, City Office REIT, Inc. (the “Company”), issued a press release announcing its financial results for fiscal quarter ended June 30, 2025 (the “Press Release”).

Pursuant to the rules and regulations of the Securities and Exchange Commission, the Press Release is attached to this Report as Exhibit 99.1 and the information contained in the Press Release is incorporated into this Item 2.02 by reference. The information contained in this Item 2.02, including Exhibit 99.1, is being “furnished” and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, or into any filing or other document pursuant to the Exchange Act, except as otherwise expressly stated in such filing.

Additional Information and Where to Find It

This filing may be deemed solicitation material in respect of the proposed acquisition of the Company by Buyer. A full description of the terms of the Merger and the Merger Agreement will be provided in the proxy statement that the Company intends to file with the Securities and Exchange Commission (“SEC”) to be used at its special meeting of shareholders in lieu of an annual meeting to approve the Merger. SHAREHOLDERS ARE ADVISED TO READ, WHEN AVAILABLE, THE COMPANY’S PRELIMINARY PROXY STATEMENT AND DEFINITIVE PROXY STATEMENT IN CONNECTION WITH THE SOLICITATION OF PROXIES FOR THE SPECIAL MEETING BECAUSE THESE STATEMENTS WILL CONTAIN IMPORTANT INFORMATION. The definitive proxy statement will be mailed to shareholders as of a record date to be established for voting on the proposed merger. Shareholders will also be able to obtain a copy of the proxy statement, without charge, by directing a request to: City Office REIT, Inc., Investor Relations, 666 Burrard Street, Suite 3210, Vancouver, BC V6C 2X8 CA, or at its website, www.cioreit.com. The preliminary proxy statement and definitive proxy statement, once available, can also be obtained, without charge, at the SEC’s internet site (http://www.sec.gov).

Participants in Solicitation

The directors, executive officers and certain other members of management and employees of the Company may be deemed “participants” in the solicitation of proxies from shareholders of the Company in favor of the proposed Merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the shareholders of the Company in connection with the proposed Merger will be set forth in the proxy statement and the other relevant documents to be filed with the SEC. You can find information about the Company’s executive officers and directors in its Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (the “Form 10-K”) as filed with the SEC on February 20, 2025.

Forward-Looking Statements

This Current Report on Form 8-K (“Current Report”) contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Certain statements contained in this Current Report, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements within the meaning of the federal securities laws and as such are based upon the Company’s current beliefs as to the outcome and timing of future events. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “approximately,” “anticipate,” “assume,” “believe,” “budget,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “future,” “hypothetical,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will” or other similar words or expressions. There can be no assurance that actual results of forward-looking statements, including but not limited to the consummation of the proposed Merger or the Phoenix Portfolio Sale Transaction, or those pertaining to expectations regarding the Company’s financial performance, expectations as to the likelihood and timing of closing of acquisitions, dispositions, or other transactions, the expected operating performance of the Company’s current properties, and changes in local, regional, national and international economic conditions, including as a result of the systemic and structural changes in the demand for commercial office space. Forward-looking statements presented in this Current Report are based on management’s beliefs and assumptions made by, and information currently available to, management.

The forward-looking statements contained in this Current Report are based on historical performance and management’s current plans, estimates and expectations in light of information currently available to the Company and are subject to uncertainty and changes in circumstances. There can be no assurance that future developments affecting the Company will be those that it has anticipated. Many factors, including the following, could cause actual results to differ materially from the forward-looking statements set forth in this Current Report: the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement or the Phoenix Sale Agreement; the outcome of any legal proceedings that may be instituted against the Company and others following announcement of the Merger Agreement; the inability to complete the proposed Merger due to the failure to satisfy the conditions to the Merger, including obtaining the approval of the Company’s shareholders and other closing conditions more fully described in the Merger Agreement; risks that the proposed Merger disrupts current plans and operations of the Company; potential difficulties in employee retention as a result of the proposed Merger; legislative, regulatory and economic developments; risks related to disruption of management’s attention from the Company’s ongoing business operations due to the proposed Merger; the effect of the announcement of the proposed Merger and the Phoenix Portfolio Sale Transaction on the Company’s relationships with tenants, operating results and business generally, changes in global, regional or local political, economic, business, competitive, market, regulatory and other factors described in the Company’s news releases and filings with the SEC, including but not limited to those described in the Form 10-K under the heading “Risk Factors” and in the Company’s subsequent reports filed with the SEC, many of which are beyond the Company’s control. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove to be incorrect, the Company’s actual results may vary in material respects from what it may have expressed or implied by these forward-looking statements. The Company cautions that you should not place undue reliance on any of its forward-looking statements. Any forward-looking statement made by the Company in this Current Report speaks only as of the date of this Current Report. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company does not guarantee that the assumptions underlying such forward-looking statements contained in this Current Report are free from errors. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable securities laws.

Item 9.01	Financial Statements and Exhibits.

Exhibit Number	Description

99.1	Press Release, dated July 31, 2025, issued by City Office REIT, Inc.

104	Cover Page Interactive Data File (embedded within the Inline XBRL Document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CITY OFFICE REIT, INC.

Date: July 31, 2025	By:	/s/ Anthony Maretic
Name: Anthony Maretic Title: Chief Financial Officer, Secretary and Treasurer

Exhibit 99.1

City Office REIT Reports Second Quarter 2025 Results

VANCOUVER—July 31, 2025 —City Office REIT, Inc. (NYSE: CIO) (the “Company,” “City Office,” “we” or “our”) today announced its results for the quarter ended June 30, 2025.

Second Quarter Highlights

•	Rental and other revenues were $42.3 million. GAAP net loss attributable to common stockholders was approximately $107.2 million, or ($2.66) per fully diluted share;

•	Core FFO was approximately $11.8 million, or $0.28 per fully diluted share;

•	AFFO was approximately $3.0 million, or $0.07 per fully diluted share;

•	In-place occupancy was 82.5% as of quarter end, or 86.8% including signed leases not yet occupied;

•	Executed approximately 355,000 square feet of new and renewal leases during the quarter;

•	Same Store Cash NOI increased 1.8% as compared to the second quarter of 2024;

•	Completed a property loan renewal, extending the maturity by three years;

•	Declared a second quarter dividend of $0.10 per share of common stock, paid on July 24, 2025; and

•	Declared a second quarter dividend of $0.4140625 per share of Series A Preferred Stock, paid on July 24, 2025.

Highlights Subsequent to Quarter End

•	Entered into a purchase and sale agreement to sell all of the properties that the Company owns in Phoenix, Arizona for an aggregate sale price of $296.0 million, as further described herein.

Pending Merger Transaction

•

On July 23, 2025, the Company entered into a definitive merger agreement (“the Merger Agreement”) with MCME Carell Holdings, LP and MCME Carell Merger Sub, LLC (collectively, “MCME Carell” or the “Buyer”) under which, subject to the satisfaction of the conditions set forth in the Merger Agreement, MCME Carell will acquire all of the issued and outstanding shares of City Office for $7.00 per share of common stock in cash (the “Transaction” or “Merger”). The Transaction is subject to the satisfaction of the conditions set forth in the Merger Agreement – which includes, among other things, the sale of the Phoenix Portfolio (as defined below, and as more thoroughly described in the Merger Agreement and accompanying filing made by the Company on Form 8-K). The Transaction price represents a premium of 26% to City Office’s common stock closing share price on the NYSE on the last trading day prior to the announcement of the Transaction, and a 39% premium to the volume weighted average share price on the NYSE over the previous 90 days. Upon the closing of the Transaction, holders of the Company’s 6.625% Series A Cumulative Preferred Stock will receive cash equal to $25.00 per share, plus all accrued and unpaid distributions (whether or not declared, and subject to deduction for any withholding tax) up to, but excluding, the date the Transaction is consummated. The Transaction is valued at approximately $1.1 billion, including the assumption or repayment of indebtedness, the redemption of the Company’s issued and outstanding preferred stock, and the sale of the Company’s Phoenix portfolio.

A reconciliation of certain non-GAAP financial measures, including FFO, Core FFO, AFFO, NOI, Same Store NOI, Same Store Cash NOI and their equivalent per share measures, to the most directly comparable financial measure under U.S. generally accepted accounting principles (“GAAP”) can be found at the end of this release.

Portfolio Operations

The Company reported that its total portfolio as of June 30, 2025 contained 5.4 million net rentable square feet and was 82.5% occupied, or 86.8% including signed leases not yet occupied.

Same Store Cash NOI increased 1.8% for the three months ended June 30, 2025 as compared to the same period in the prior year. Same Store Cash NOI increased 3.1% for the six months ended June 30, 2025 as compared to the same period in the prior year.

Leasing Activity

The Company’s total leasing activity during the second quarter of 2025 was approximately 355,000 square feet, which included 163,000 square feet of new leasing and 192,000 square feet of renewals. Approximately 306,000 square feet of leases signed within the quarter are expected to take occupancy subsequent to quarter end.

New Leasing – New leases were signed with a weighted average lease term of 8.4 years at a weighted average effective annual rent of $31.45 per square foot and at a weighted average cost of $8.30 per square foot per year.

Renewal Leasing – Renewal leases were signed with a weighted average lease term of 4.0 years at a weighted average effective annual rent of $33.02 per square foot and at a weighted average cost of $3.91 per square foot per year.

Capital Structure

As of June 30, 2025, the Company had total principal outstanding debt of approximately $649.2 million. Approximately 81.9% of the Company’s debt was fixed rate or effectively fixed rate due to interest rate swaps. City Office’s total principal outstanding debt had a weighted average maturity of approximately 1.4 years and a weighted average interest rate of 5.2%.

During the quarter, the Company entered into an amended and restated loan agreement for its Greenwood Blvd property in Orlando, Florida. The loan amendment for $20.1 million extended the term by an additional three years to May 2028. The loan amendment also amended the interest rate from fixed to floating. In conjunction with the loan amendment, the Company entered into a three-year interest rate swap agreement, effectively fixing the interest rate of the loan at 6.34% for the three-year term.

Real Estate Transactions

On June 18, 2025, the Company entered into a purchase and sale agreement (the “Phoenix Sale Agreement”) to sell Block 23, Pima Center, 5090 N 40th St, SanTan, Papago Tech, The Quad, and Camelback Square (the “Phoenix Portfolio”) for $296.0 million, which excludes closing costs and credits (the “Phoenix Portfolio Sale Transaction”). On July 23, 2025, the Company and the purchaser of the Phoenix Portfolio entered into an amendment to the Phoenix Sale Agreement whereby both parties waived certain of their termination rights, making the Phoenix Sale Agreement non-refundable except for standard closing conditions. The Company determined that the Phoenix Portfolio met the criteria for classification as held for sale as of June 30, 2025. Upon classification as held for sale, the Company recognized an impairment of $102.2 million to lower the carrying amount of the Phoenix Portfolio to its estimated fair value less cost to sell. As of June 30, 2025, the Company had received an initial deposit of $2.0 million. Subsequent to June 30, 2025, the Company received an additional deposit of $18.0 million and upon receipt, the total of the two deposits became non-refundable.

The sale is scheduled to close in the third quarter, subject to customary closing conditions. Block 23 and Pima Center may close separately up to 365 and 210 days later, respectively. Further details can be found in the Company’s filing on Form 10-Q filed on July 31, 2025 and the filing made by the Company on Form 8-K on July 24, 2025.

Dividends

On June 13, 2025, the Company’s Board of Directors approved and the Company declared a cash dividend of $0.10 per share of the Company’s common stock for the three months ended June 30, 2025. The dividend was paid on July 24, 2025 to common stockholders and unitholders of record as of July 10, 2025.

On June 13, 2025, the Company’s Board of Directors approved and the Company declared a cash dividend of $0.4140625 per share of the Company’s 6.625% Series A Preferred Stock (“Preferred Stock”) for the three months ended June 30, 2025. The dividend was paid on July 24, 2025 to preferred stockholders of record as of July 10, 2025.

City Office Board of Directors has resolved to suspend future quarterly common stock dividend payments through the expected close of the Merger. City Office will continue to pay regular quarterly dividends on its Preferred Stock so long as such Preferred Stock remains outstanding.

Immediately prior to the closing of the Merger, the Company intends to redeem each share of the Company’s Preferred Stock for an amount in cash equal to $25.00 per share of Preferred Stock, plus any accrued and unpaid distributions (whether or not declared), and subject to deduction for any required withholding tax.

2025 Outlook

In light of the previously announced pending Merger, the Company will no longer provide guidance nor is it affirming past guidance.

Webcast and Conference Call Details

In light of the previously announced pending Merger, the Company will not host a conference call with analysts and investors to discuss its second quarter 2025 results.

A supplemental financial information package has been posted on www.cioreit.com under the “Investor Relations” section.

Non-GAAP Financial Measures

Funds from Operations (“FFO”) – The National Association of Real Estate Investment Trusts (“NAREIT”) states FFO should represent net income or loss (computed in accordance with GAAP) plus real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments of unconsolidated partnerships and joint ventures, gains or losses on the sale of property and impairments to real estate.

The Company uses FFO as a supplemental performance measure because the Company believes that FFO is beneficial to investors as a starting point in measuring the Company’s operational performance. We also believe that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the Company’s operating performance with that of other REITs.

However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the Company’s properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the Company’s properties, all of which have real economic effects and could materially impact the Company’s results from operations, the utility of FFO as a measure of the Company’s performance is limited. In addition, other equity REITs may not calculate FFO in accordance with the NAREIT definition as the Company does, and, accordingly, the Company’s FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the Company’s performance.

Core Funds from Operations (“Core FFO”) – We calculate Core FFO by using FFO as defined by NAREIT and adjusting for certain other non-core items. We also exclude from our Core FFO calculation acquisition costs, loss on early extinguishment of debt, changes in the fair value of earn-outs, changes in the fair value of contingent consideration and the amortization of stock based compensation.

We believe Core FFO provides a useful metric in comparing operations between reporting periods and in assessing the sustainability of our ongoing operating performance. Other equity REITs may calculate Core FFO differently or not at all, and, accordingly, the Company’s Core FFO may not be comparable to such other REITs’ Core FFO.

Adjusted Funds from Operations (“AFFO”) – We compute AFFO by adding to Core FFO the non-cash amortization of deferred financing fees and non-real estate depreciation, and then subtracting cash paid for recurring tenant improvements, leasing commissions, and capital expenditures, and eliminating the net effect of straight-line rent / expense, deferred market rent and debt fair value amortization. Recurring capital expenditures exclude development / redevelopment activities, capital expenditures planned at acquisition and costs to reposition a property. We exclude certain first generation leasing costs, which are generally to fill vacant space in properties we acquire or were planned at acquisition. We have further excluded all costs associated with tenant improvements, leasing commissions and capital expenditures which were funded by the entity contributing the properties at closing.

Along with FFO and Core FFO, we believe AFFO provides investors with appropriate supplemental information to evaluate the ongoing operations of the Company. Other equity REITs may calculate AFFO differently, and, accordingly, the Company’s AFFO may not be comparable to such other REITs’ AFFO.

Net Operating Income (“NOI”) – We define NOI as rental and other revenues less property operating expenses.

We consider NOI to be an appropriate supplemental performance measure to net income because we believe it provides information useful in understanding the core operations and operating performance of our portfolio.

Same Store Net Operating Income (“Same Store NOI”) and Same Store Cash Net Operating Income (“Same Store Cash NOI”) – Same Store NOI is calculated as the NOI attributable to the properties continuously owned and operated for the entirety of the reporting periods presented, and Same Store Cash NOI is calculated as Same Store NOI less non-recurring other income, termination fee income, straight-line rent / expense, deferred market rent and the non-controlling interest’s share of cash NOI. The Company’s definitions of Same Store NOI and Same Store Cash NOI exclude properties that were not stabilized during both of the applicable reporting periods. These exclusions may include, but are not limited to, acquisitions, dispositions and properties undergoing repositioning or significant renovations.

We believe Same Store NOI and Same Store Cash NOI are important measures of comparison because each allows for comparison of operating results of stabilized properties owned and operated for the entirety of both applicable periods and therefore eliminates variations caused by acquisitions, dispositions or repositionings during such periods. Other REITs may calculate Same Store NOI and Same Store Cash NOI differently and our calculation should not be compared to that of other REITs.

Additional Information and Where to Find It

This press release may be deemed solicitation material in respect of the proposed acquisition of the Company by Buyer. A full description of the terms of the Merger, the Merger Agreement, the Phoenix Portfolio Sale Transaction and the Phoenix Sale Agreement will be provided in the proxy statement that the Company intends to file with the Securities and Exchange Commission (“SEC”) to be used at its special meeting of shareholders in lieu of an annual meeting to approve the Merger. SHAREHOLDERS ARE ADVISED TO READ, WHEN AVAILABLE, THE COMPANY’S PRELIMINARY PROXY STATEMENT AND DEFINITIVE PROXY STATEMENT IN CONNECTION WITH THE SOLICITATION OF PROXIES FOR THE SPECIAL MEETING BECAUSE THESE STATEMENTS WILL CONTAIN IMPORTANT INFORMATION. The definitive proxy statement will be mailed to shareholders as of a record date to be established for voting on the proposed merger. Shareholders will also be able to obtain a copy of the proxy statement, without charge, by directing a request to: City Office REIT, Inc., Investor Relations, 666 Burrard Street, Suite 3210, Vancouver, BC V6C 2X8 CA, or at its website, www.cioreit.com. The preliminary proxy statement and definitive proxy statement, once available, can also be obtained, without charge, at the SEC’s internet site (http://www.sec.gov).

Participants in Solicitation

The directors, executive officers and certain other members of management and employees of the Company may be deemed “participants” in the solicitation of proxies from shareholders of the Company in favor of the proposed Merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the shareholders of the Company in connection with the proposed Merger will be set forth in the proxy statement and the other relevant documents to be filed with the SEC. You can find information about the Company’s executive officers and directors in its Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (the “Form 10-K”) as filed with the SEC on February 20, 2025.

Forward-looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Certain statements contained in this press release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements within the meaning of the federal securities laws and as such are based upon the Company’s current beliefs as to the outcome and timing of future events. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “approximately,” “anticipate,” “assume,” “believe,” “budget,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “future,” “hypothetical,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will” or other similar words or expressions. There can be no assurance that actual results of forward-looking statements, including projected capital resources, projected profitability and portfolio performance, estimates or developments affecting the Company will be those anticipated by the Company.

Examples of forward-looking statements include those pertaining to expectations regarding our financial performance, including under metrics such as NOI and FFO, market rental rates, national or local economic growth, including the impact of inflation, estimated replacement costs of our properties, the Company’s expectations regarding tenant occupancy, re-leasing periods, the Company’s ability to renew expiring leases, tenant compliance with contractual lease obligations, projected capital improvements, expected sources of financing and ability to service existing financing, the expected operating performance of the Company’s current properties, lower than expected yields, increased interest rates, operating costs and costs of capital, and changes in local, regional, national and international economic conditions, including as a result of the systemic and structural changes in the demand for commercial office space. Forward-looking statements presented in this press release are based on management’s beliefs and assumptions made by, and information currently available to, management. Many factors, including the following, could cause actual results to differ materially from the forward-looking statements set forth in this press release: the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement or the Phoenix Sale Agreement; the outcome of any legal proceedings that may be instituted against the Company and others following announcement of the Merger Agreement; the inability to complete the proposed Merger due to the failure to satisfy the conditions to the Merger, including obtaining the approval of the Company’s shareholders and other closing conditions more fully described in the Merger Agreement; risks that the proposed Merger disrupts current plans and operations of the Company; potential difficulties in employee retention as a result of the proposed Merger; legislative, regulatory and economic developments; risks related to disruption of management’s attention from the Company’s ongoing business operations due to the proposed Merger; the effect of the announcement of the proposed Merger and the Phoenix Portfolio Sale Transaction on the Company’s relationships with tenants, operating results and business generally, changes in global, regional or local political, economic, business, competitive, market, regulatory and other factors described in the Company’s news releases and filings with the SEC, including but not limited to those described in the Form 10-K under the heading “Risk Factors” and in the Company’s subsequent reports filed with the SEC, many of which are beyond the Company’s control. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove to be incorrect, the Company’s actual results may vary in material respects from what it may have expressed or implied by these forward-looking statements. The Company cautions that you should not place undue reliance on any of its forward-looking statements. Any forward-looking statement made by the Company in this Current Report speaks only as of the date of this Current Report. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company does not guarantee that the assumptions underlying such forward-looking statements contained in this press release are free from errors. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable securities laws.

Unless otherwise stated, historical financial information and per share and other data are as of June 30, 2025 or relate to the quarter ended June 30, 2025.

City Office REIT, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands, except par value and share data)

	June 30, 2025	December 31, 2024
Assets
Real estate properties
Land	$146,309	$190,372
Building and improvement	838,567	1,169,793
Tenant improvement	118,404	163,569
Furniture, fixtures and equipment	236	1,368

	1,103,516	1,525,102
Accumulated depreciation	(198,726)	(251,956)

	904,790	1,273,146

Cash and cash equivalents	18,264	18,886
Restricted cash	16,237	15,073
Rents receivable, net	40,472	52,311
Deferred leasing costs, net	21,643	25,291
Acquired lease intangible assets, net	25,423	34,631
Other assets	5,147	23,744
Assets held for sale	296,167	12,588

Total Assets	$1,328,143	$1,455,670

Liabilities and Equity
Liabilities:
Debt	$647,188	$646,972
Accounts payable and accrued liabilities	22,637	34,535
Deferred rent	5,265	7,010
Tenant rent deposits	5,241	7,257
Acquired lease intangible liabilities, net	4,069	6,301
Other liabilities	11,499	16,879
Liabilities related to assets held for sale	16,816	2,176

Total Liabilities	712,715	721,130

Commitments and Contingencies
Equity:
6.625% Series A Preferred stock, $0.01 par value per share, 5,600,000 shares authorized, 4,480,000 issued and outstanding as of June 30, 2025 and December 31, 2024	112,000	112,000
Common stock, $0.01 par value, 100,000,000 shares authorized, 40,358,240 and 40,154,055 shares issued and outstanding as of June 30, 2025 and December 31, 2024	403	401
Additional paid-in capital	443,481	442,329
Retained earnings	60,901	179,838
Accumulated other comprehensive loss	(1,847)	(713)

Total Stockholders’ Equity	614,938	733,855
Non-controlling interests in properties	490	685

Total Equity	615,428	734,540

Total Liabilities and Equity	$1,328,143	$1,455,670

City Office REIT, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Rental and other revenues	$42,343	$42,342	$84,602	$86,836
Operating expenses:
Property operating expenses	16,314	17,492	32,585	35,237
General and administrative	4,327	3,820	8,055	7,531
Depreciation and amortization	16,063	14,723	31,189	29,798
Impairment of real estate	102,229	—	102,229	—

Total operating expenses	138,933	36,035	174,058	72,566

Operating (loss)/income	(96,590)	6,307	(89,456)	14,270
Interest expense:
Contractual interest expense	(8,339)	(8,129)	(16,618)	(16,228)
Amortization of deferred financing costs and debt fair value	(380)	(343)	(734)	(661)

	(8,719)	(8,472)	(17,352)	(16,889)
Net loss on disposition of real estate property	—	(1,462)	—	(1,462)

Net loss	(105,309)	(3,627)	(106,808)	(4,081)
Less:
Net income attributable to non-controlling interests in properties	(57)	(125)	(228)	(260)

Net loss attributable to the Company	(105,366)	(3,752)	(107,036)	(4,341)
Preferred stock distributions	(1,855)	(1,855)	(3,710)	(3,710)

Net loss attributable to common stockholders	$(107,221)	$(5,607)	$(110,746)	$(8,051)

Net loss per common share:
Basic	$(2.66)	$(0.14)	$(2.75)	$(0.20)

Diluted	$(2.66)	$(0.14)	$(2.75)	$(0.20)

Weighted average common shares outstanding:
Basic	40,358	40,154	40,332	40,126

Diluted	40,358	40,154	40,332	40,126

Dividend distributions declared per common share	$0.10	$0.10	$0.20	$0.20

City Office REIT, Inc.

Reconciliation of Net Income to FFO, Core FFO and AFFO

(Unaudited)

(In thousands, except per share data)

Three Months Ended June 30, 2025
Net loss attributable to common stockholders	$(107,221)
(+) Depreciation and amortization	16,063
(+) Impairment of real estate	102,229

11,071
Non-controlling interests in properties:
(+) Share of net income	57
(-) Share of FFO	(207)

FFO attributable to common stockholders	$10,921

(+) Stock based compensation	844

Core FFO attributable to common stockholders	$11,765

(+) Net recurring straight-line rent/expense adjustment	395
(+) Net amortization of above and below market leases	34
(+) Net amortization of deferred financing costs and debt fair value	378
(-) Net recurring tenant improvements and incentives	(3,304)
(-) Net recurring leasing commissions	(4,995)
(-) Net recurring capital expenditures	(1,303)

AFFO attributable to common stockholders	$2,970

FFO per common share	$0.26

Core FFO per common share	$0.28

AFFO per common share	$0.07

Dividends distributions declared per common share	$0.10
FFO Payout Ratio	38%
Core FFO Payout Ratio	36%
AFFO Payout Ratio	141%
Weighted average common shares outstanding - diluted	41,784

City Office REIT, Inc.

Reconciliation of Net Income to NOI, Same Store NOI and Same Store Cash NOI

(Unaudited)

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net loss	$(105,309)	$(3,627)	$(106,808)	$(4,081)
Adjustments to net loss:
General and administrative	4,327	3,820	8,055	7,531
Contractual interest expense	8,339	8,129	16,618	16,228
Amortization of deferred financing costs and debt fair value	380	343	734	661
Depreciation and amortization	16,063	14,723	31,189	29,798
Net loss on disposition of real estate property	—	1,462	—	1,462
Impairment of real estate	102,229	—	102,229	—

Net operating income (“NOI”)	$26,029	$24,850	$52,017	$51,599
Less: NOI of properties not included in same store	—	(457)	(42)	(1,133)

Same store NOI	$26,029	$24,393	$51,975	$50,466
Less:
Termination fee income	(1,346)	(1)	(1,361)	(913)
Straight-line rent/expense adjustment	395	400	425	96
Above and below market leases	34	(34)	31	(57)
NCI in properties - share in cash NOI	(340)	(431)	(811)	(857)

Same store cash NOI	$24,772	$24,327	$50,259	$48,735

Contact

City Office REIT, Inc.

Anthony Maretic, CFO

+1-604-806-3366

investorrelations@cityofficereit.com